Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	acegroup.com @ACEGroup

NEWS RELEASE

Ace Reports Record Operating Income per Share of $2.74 for

Third Quarter, P&C Combined Ratio of 85.9%

and Operating Return on Equity of 12.9%

•	Record after-tax operating income of $897 million for the quarter

•	Record P&C underwriting income of $597 million

•	Global P&C net premiums written up 7.8% in constant dollars

•	Net investment income of $549 million

•	Operating cash flow of $808 million

•	Unfavorable foreign currency movement negatively impacted operating income by $36 million, or $0.11 per share, reduced Global P&C net premiums written growth by $240 million, or 7.5%, and reduced book value by $548 million and tangible book value by $345 million in the quarter

•	Chubb acquisition on track to close first quarter 2016; integration planning proceeding well

ZURICH – October 20, 2015 – ACE Limited (NYSE: ACE) today reported net income for the quarter ended September 30, 2015, of $1.62 per share, compared with $2.32 per share for the same quarter last year.(1) Operating income was $2.74 per share, compared with $2.64 per share for the same quarter last year. The property and casualty (P&C) combined ratio for the quarter was 85.9%. Book value and tangible book value per share declined 1.5% and 0.8%, respectively, from June 30, 2015, reflecting unfavorable foreign currency movement of $548 million, after-tax, and realized and unrealized losses in the company’s investment and variable annuity reinsurance portfolios of $622 million, after-tax, as a result of global equity and interest rate movements. Book value and tangible book value per share now stand at $89.88 and $72.25, respectively.

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Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2015	2014	Change	2015	2014	Change
Operating income, net of tax	$897	$891	0.8%	$2.74	$2.64	3.8%
Chubb integration expenses, net of tax	(7)	—	NM	(0.02)	—	NM
Adjusted net realized gains (losses), net of tax	(362)	(106)	NM	(1.10)	(0.32)	NM

Net income	$528	$785	(32.7)%	$1.62	$2.32	(30.2)%

For the nine months ended September 30, 2015, net income was $6.53 per share, compared with $6.75 per share for 2014. Operating income was $7.38 per share, compared with $7.32 per share for 2014. The P&C combined ratio for the nine months ended September 30, 2015, was 87.2% versus 87.5% prior year. Book value and tangible book value per share declined 0.2% and 0.5%, respectively, from December 31, 2014. Book value and tangible book value per share were negatively impacted by unfavorable foreign currency movement of $885 million, after-tax, net realized and unrealized losses in the investment portfolio of $542 million, after-tax, and realized losses of $268 million, after-tax in the company’s variable annuity reinsurance portfolio during the year. Tangible book value per share was also negatively impacted by the addition of $474 million of goodwill and other intangibles related to the Fireman’s Fund acquisition that closed during the year.

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2015	2014	Change	2015	2014	Change
Operating income, net of tax	$2,430	$2,493	(2.5)%	$7.38	$7.32	0.8%
Chubb integration expenses, net of tax	(7)	—	NM	(0.02)	—	NM
Adjusted net realized gains (losses), net of tax	(272)	(195)	39.5%	(0.83)	(0.57)	45.6%

Net income	$2,151	$2,298	(6.4)%	$6.53	$6.75	(3.3)%

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Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a great quarter. Volatility in the credit, equity and foreign exchange markets impacted our results but did not prevent us from producing record earnings, record underwriting results and good revenue growth in constant dollars. After-tax operating income was $897 million, or $2.74 per share, leading to an operating ROE of about 13%.

“Our earnings growth was driven by a world-class underwriting performance, highlighted by record underwriting income and a P&C combined ratio of 85.9%. We benefited from very strong current underwriting year results, positive development in our reserves and relatively low catastrophe losses. Year to date, even with foreign exchange headwinds, we’ve produced over $2.4 billion in operating income, which is essentially flat with prior year.

“Book value declined 1.5% due to the impact of foreign exchange and financial market volatility in our investment and variable annuity reinsurance portfolios. Foreign exchange also continued to impact our premium revenue. Global P&C net premiums, which exclude Agriculture, were flat in the quarter but grew nearly 8% in constant currency, with double-digit contributions from our U.S. and Latin American operations. For the year, Global P&C premiums have grown about 2.5% or nearly 9% in constant dollars.

“We are on track to close our acquisition of Chubb in the first quarter of 2016 and expect a very positive response from both companies’ shareholders at Thursday’s shareholder meetings. We are making good progress with integration planning and will be ready to hit the ground running when we close.”

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Operating highlights for the quarter ended September 30, 2015, were as follows:

	3Q	3Q
(in millions of U.S. dollars except for percentages)	2015	2014	Change

P&C
Net premiums written	$4,217	$4,232	(0.4)%
Net premiums written constant-dollar		$3,992	5.6%
Underwriting income	$597	$586	1.9%
Underwriting income constant-dollar		$551	8.4%
Combined ratio	85.9%	86.3%
Current accident year underwriting income excluding catastrophe losses	$459	$440	4.5%
Current accident year underwriting income excluding catastrophe losses constant-dollar		$404	13.7%
Current accident year combined ratio excluding catastrophe losses	89.2%	89.8%

Global P&C (excludes Agriculture)
Net premiums written	$3,480	$3,468	0.3%
Net premiums written constant-dollar		$3,229	7.8%
Underwriting income	$524	$505	3.8%
Underwriting income constant-dollar		$470	11.5%
Combined ratio	85.0%	85.6%
Current accident year underwriting income excluding catastrophe losses	$391	$360	8.8%
Current accident year underwriting income excluding catastrophe losses constant-dollar		$324	20.7%
Current accident year combined ratio excluding catastrophe losses	88.8%	89.8%

Agriculture
Net premiums written	$737	$764	(3.5)%
Underwriting income	$73	$81	(9.6)%
Combined ratio	90.2%	89.5%
Current accident year underwriting income excluding catastrophe losses	$68	$80	(14.9)%
Current accident year combined ratio excluding catastrophe losses	90.8%	89.6%

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•	P&C net premiums earned decreased 0.6%, or increased 5.4% in constant dollars. Global P&C net premiums earned were flat, or up 7.6% in constant dollars.

•	The P&C expense ratio for the quarter was 27.1%, compared with 27.8% last year. The Global P&C expense ratio, which excludes Agriculture, was 31.6% compared with 32.7% last year.

•	Total pre-tax and after-tax catastrophe losses, including reinstatement premiums, were $72 million (1.7 percentage points of the combined ratio) and $59 million, respectively, compared with $86 million (2.1 percentage points of the combined ratio) and $76 million, respectively, last year.

•	Favorable prior period development pre-tax and after-tax for the quarter were $210 million (5.0 percentage points of the combined ratio) and $180 million, respectively, compared with $232 million (5.6 percentage points of the combined ratio) and $172 million, respectively, last year.

•	Operating cash flow was $808 million for the quarter.

•	Net loss reserves decreased $122 million in the quarter. Excluding foreign currency, net loss reserves increased $212 million in the quarter.

•	Net investment income was $549 million compared with $566 million last year, primarily reflecting unfavorable foreign currency movement of $11 million and a decrease in call activity in the company’s corporate bond portfolio.

•	Net realized and unrealized losses pre-tax totaled $1.2 billion for the quarter. Net realized losses of $368 million included a loss of $313 million from derivative accounting related to variable annuity reinsurance resulting primarily from global equity and interest rate movements. Net unrealized pre-tax losses of $844 million included unrealized foreign exchange losses of $575 million and unrealized losses of $283 million in the investment portfolio primarily due to widening of credit spreads.

•	Operating return on equity was 12.9% for the quarter and 11.7% year to date. Return on equity computed using net income was 7.2% for the quarter and 9.8% year to date.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2015, include:

•	Insurance – North American P&C: Net premiums written increased 11.0%, or 11.7% on a constant-dollar basis. Net premiums written excluding Fireman’s Fund increased 3.9%, or 4.6% on a constant-dollar basis. The combined ratio was 90.5% compared with 91.4%. The current accident year combined ratio excluding catastrophe losses for the quarter was 86.3% compared with 88.5%. Unfavorable prior year reserve development in the quarter of $50 million included a pre-tax environmental liability run-off charge in the company’s Brandywine operation of $76 million. The transfer of the Fireman’s Fund in-force business in April 2015 contributed $33 million of underwriting income that is non-recurring in 2016. This underwriting benefit was offset for operating income purposes by the amortization of intangible assets of $29 million.

•	Insurance – North American Agriculture: Net premiums written decreased 3.5%. The combined ratio was 90.2% compared with 89.5%. The current accident year combined ratio excluding catastrophe losses for the quarter was 90.8% compared with 89.6%. The ratio is up mainly due to relatively flat loss adjustment expenses with lower earned premiums.

•	Insurance – Overseas General:[1] Net premiums written decreased 7.9%, or increased 6.1% on a constant-dollar basis. The combined ratio was 82.0% compared with 80.1%. The current accident year combined ratio excluding catastrophe losses was 90.5% for both periods.

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•	Global Reinsurance:* Net premiums written decreased 11.5%, or 9.5% on a constant-dollar basis. The combined ratio was 41.2% compared with 70.2%. The current accident year combined ratio excluding catastrophe losses was 75.3% compared with 75.7%.

•	Life segment: Operating income was $57 million compared with $72 million. The decrease was primarily due to unfavorable reserve development in the current quarter of $5 million, after-tax, in the accident and health business. Life reinsurance decreased reflecting the run-off of the company’s variable annuity reinsurance business. Operating income was also impacted by unfavorable foreign currency movement. International life insurance net premiums written and deposits collected increased 4.8% on a constant-dollar basis for the year.

*	Favorable prior period development of $177 million in the Insurance – Overseas General segment and $78 million in the Global Reinsurance segment included $26 million and $54 million, respectively, of favorable development related to an individual legacy liability case reserve take-down.

Please refer to the ACE Limited Financial Supplement, dated September 30, 2015, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverables, loss reserves, investment portfolio and capital structure.

ACE will hold its third quarter earnings conference call on Wednesday, October 21, 2015, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 1-888-471-3842 (within the United States) or 719-325-2499 (international), passcode 721516. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, November 4, 2015, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 721516.

About ACE Group

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@acegroup.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@acegroup.com

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ACE LIMITED NEWS RELEASE

(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains and losses from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration expenses related to the planned acquisition due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. These expenses include legal and professional fees and all costs directly related to the integration activities of the planned Chubb acquisition. Operating income or income excluding adjusted net realized gains (losses) should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

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ACE LIMITED NEWS RELEASE

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected, is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax and Chubb integration expenses, net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations during 2015 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our core results of operations as they are heavily influenced by, and fluctuate in part according to market conditions.

See reconciliation of Non-GAAP Financial Measures on pages 22-24 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2015 performance and growth opportunities, and statements about the benefits of the proposed transaction involving ACE and Chubb, ACE’s and Chubb’s plans, objectives, expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

In addition, with regard to the proposed transaction involving ACE and Chubb, important factors that could cause actual results to differ materially from those indicated by the forward-looking statements include, without limitation, the following: the inability to complete the transaction in a timely manner; the inability to complete the transaction due to the failure of Chubb’s shareholders to approve the transaction agreement or the failure of ACE shareholders to approve, among other matters, the issuance of ACE common shares in connection with the transaction; the failure to satisfy other conditions to completion of the transaction, including receipt of required regulatory approvals; the failure of the proposed transaction to close for any other reason; the possibility that any of the anticipated benefits of the proposed transaction will not be realized; the risk that integration of Chubb’s operations with those of ACE will be materially delayed or will be more costly or difficult than expected; the effect of the announcement of the transaction on ACE’s, Chubb’s or the combined company’s respective business relationships, operating results and business generally; and diversion of management’s attention from ongoing business operations and opportunities. In addition, you should carefully consider the risks and uncertainties and other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the joint proxy statement/prospectus delivered to ACE’s and Chubb’s respective shareholders, and in ACE’s and Chubb’s respective filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This press release may be deemed to be solicitation material in respect of the proposed transaction between ACE and Chubb. In connection with the proposed transaction, ACE has filed a registration statement on Form S-4, and the final joint proxy statement/prospectus has been delivered to the shareholders of ACE and Chubb. This press release is

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not a substitute for the registration statement, definitive joint proxy statement/prospectus or any other documents that ACE or Chubb may file with the SEC or send to shareholders in connection with the proposed transaction. SHAREHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Shareholders will be able to obtain copies of the joint proxy statement/prospectus and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by ACE will be made available free of charge on ACE’s website at www.acegroup.com. Copies of documents filed with the SEC by Chubb will be made available free of charge on Chubb’s website at www.chubb.com.

Participants in Solicitation

ACE, Chubb and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of ACE is set forth in the proxy statement for ACE’s 2015 Annual General Meeting, which was filed with the SEC on April 8, 2015, and ACE’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015. Information about the directors and executive officers of Chubb is set forth in the proxy statement for Chubb’s 2015 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2015, and Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. You may obtain free copies of these documents as described above.

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2015	December 31 2014

Assets
Investments	$62,384	$62,904
Cash	1,038	655
Insurance and reinsurance balances receivable	5,290	5,426
Reinsurance recoverable on losses and loss expenses	11,231	11,992
Other assets	17,817	17,271

Total assets	$97,760	$98,248

Liabilities
Unpaid losses and loss expenses	$37,564	$38,315
Unearned premiums	8,510	8,222
Other liabilities	22,559	22,124

Total liabilities	68,633	68,661

Shareholders’ equity
Total shareholders’ equity	29,127	29,587

Total liabilities and shareholders’ equity	$97,760	$98,248

Book value per common share	$89.88	$90.02

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Gross premiums written	$6,346	$6,264	$18,172	$17,644
Net premiums written	4,709	4,729	13,569	13,473
Net premiums earned	4,719	4,754	13,006	13,056
Losses and loss expenses	2,643	2,684	7,182	7,233
Policy benefits	89	125	384	383
Policy acquisition costs	771	825	2,205	2,311
Administrative expenses	568	554	1,700	1,655
Net investment income	549	566	1,662	1,675
Net realized gains (losses)	(397)	(120)	(360)	(297)
Interest expense	68	70	207	213
Other income (expense):
Gains (losses) from separate account assets	(49)	(6)	(32)	5
Other	37	52	93	134
Amortization of intangible assets	51	27	136	78
Chubb integration expenses	9	—	9	—
Income tax expense	132	176	395	402

Net income	$528	$785	$2,151	$2,298

Diluted earnings per share:

Operating income	$2.74	$2.64	$7.38	$7.32
Net income	$1.62	$2.32	$6.53	$6.75

Weighted average diluted shares outstanding	327.2	337.7	329.2	340.4

P&C combined ratio
Loss and loss expense ratio	58.8%	58.5%	58.3%	58.1%
Policy acquisition cost ratio	15.4%	16.5%	16.1%	16.9%
Administrative expense ratio	11.7%	11.3%	12.8%	12.5%

P&C combined ratio	85.9%	86.3%	87.2%	87.5%

P&C underwriting income	$597	$586	$1,477	$1,454
Other income (expense) – operating (1)	$12	$(3)	$9	$(8)

(1)	Effective Q3 2015, excludes amortization of intangible assets for all periods presented

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Gross Premiums Written

Insurance – North American P&C	$2,372	$2,126	$7,402	$6,497
Insurance – North American Agriculture	1,243	1,241	1,937	2,076
Insurance – Overseas General	2,019	2,156	6,486	6,641
Global Reinsurance	190	213	774	854
Life	522	528	1,573	1,576

Total	$6,346	$6,264	$18,172	$17,644

Net Premiums Written

Insurance – North American P&C	$1,711	$1,541	$5,116	$4,594
Insurance – North American Agriculture	737	764	1,204	1,346
Insurance – Overseas General	1,584	1,719	5,047	5,250
Global Reinsurance	185	208	719	794
Life	492	497	1,483	1,489

Total	$4,709	$4,729	$13,569	$13,473

Net Premiums Earned

Insurance – North American P&C	$1,682	$1,518	$4,896	$4,547
Insurance – North American Agriculture	739	766	1,124	1,199
Insurance – Overseas General	1,615	1,726	4,896	5,047
Global Reinsurance	203	255	649	800
Life	480	489	1,441	1,463

Total	$4,719	$4,754	$13,006	$13,056

Operating Income (loss)

Insurance – North American P&C	$326	$337	$1,066	$1,126
Insurance – North American Agriculture	56	57	106	51
Insurance – Overseas General	330	348	811	869
Global Reinsurance	190	145	463	435
Life	57	72	190	221
Corporate	(62)	(68)	(206)	(209)

Total	$897	$891	$2,430	$2,493

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